Maddox Ungar Silberstein, PLLC CPAs and Business Advisors
Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586
www.maddoxungar.com

November 3, 2008

U.S. Securities and Exchange Commission
100 F. Street, NE
Washington, DC 20549-7561

Re: Mabcure, Inc. -- SEC File No. 333-141131

Dear Ladies and Gentlemen:

We have read Item 4.01 on Form 8-K dated November 3, 2008 of Mabcure, Inc. and are in agreement with the statements about our firm contained in paragraphs one, two, three, and four. We have no basis to agree or disagree with other statements of the registrant contained in therein.

Yours truly,

/s/ Maddox Ungar Silberstein, PLLC

Maddox Ungar Silberstein, PLLC